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                                                                   EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 20, 1995 (except for the matter discussed in note 8, as to which the date is January 5, 1996), with respect to the financial statements of the New York Vista for the years ended December 31,
1994 and 1993, included in the Registration Statement S-1 No.    and related
Prospectus of Host Marriott Corporation for the registration of its common stock.

                                     Ernst & Young LLP

New York, New York
January 5, 1996